EXHIBIT 10.2

2007 SPECIAL DISCRETIONARY BONUS PLAN

Approved: February 16, 2007

THE COOPER COMPANIES, INC.

2007 SPECIAL DISCRETIONARY BONUS PLAN

SECTION I - NAME

The name of this plan is the “2007 Special Discretionary Bonus Plan” (the “Plan” or “2007 Special Plan”).

SECTION II - SCOPE

This Plan sets out guidelines for certain executives of The Cooper Companies, Inc. and its subsidiaries (the “Company” or “TCC”) as set forth in Exhibit A (the “Participants”).

Where the terms of this Plan differ from the terms of any Participant’s employment or severance contract, the terms of such contract will dictate. No new such arrangements shall be entered into without the advance written approval of the Organization and Compensation Committee of the Board of Directors (the “Committee”).

SECTION III - PURPOSE

The purpose of the Plan is to provide for achievement of a special discretionary bonus for the executives named in Exhibit A upon the accomplishment of certain specified objectives within the first 6 months of the 2007 fiscal year.

SECTION IV - DETERMINATION OF SPECIAL DISCRETIONARY BONUS

Each Participant’s award opportunity will be based on the achievement of: a) projected levels of production of certain contact lens products and b) increased sales of daily disposable contact lenses as compared to sales during the first two fiscal quarters of 2006.

Participants will be eligible to receive awards of up to the amounts indicated in Exhibit A. Of these total possible award amounts, eligibility for 40% will be based on achievement of specified production targets during the month of April 2007, 40% will be based on achievement of cumulative production targets for November 2006 through April 2007 (inclusive), and 20% will be based on increased sales of daily disposable products for November 2006 through April 2007 (inclusive) over the comparable prior year period. Award achievement levels for each factor will be determined by target product production and sales levels, and associated award achievement levels for each of these factors, as set by the Committee.

SECTION V - AMENDMENT OR TERMINATION

The Plan may be amended or terminated at any time by action of the Committee or the Board of Directors of the Company.

SECTION VI - ADMINISTRATION AND INTERPRETATION

The Committee shall be responsible, in its sole discretion, for administration and interpretation of the Plan. Such interpretations shall be final.

Attachments:

•	Exhibit A: Participating Executive Officers & Possible Bonus Amounts

2007 Special Plan

EXHIBIT A

PARTICIPATING EXECUTIVE OFFICERS AND POSSIBLE AWARD AMOUNTS

Participating Executive Officers:

A. Thomas Bender	President & Chief Executive Officer
Robert S. Weiss	Executive Vice-President & Chief Operating Officer
Gregory A. Fryling	President & Chief Operating Officer of CooperVision, Inc.

Possible Award Amounts:

Each of the executives named in Exhibit A is eligible to receive an award of up to the amount indicated:

Name	Total Possible Award
A. Thomas Bender	$136,000
Robert S. Weiss	$75,000
Gregory A. Fryling	$69,000

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